EMPLOYER OF RECORD MASTER SERVICES AGREEMENT

Deel Group:	Deel, Inc., a Delaware corporation with its principal offices at 425 1st San Francisco, CA 94107 United States, and any of its Affiliates as defined below (each a **"Deel Group Member"** and collectively, **"Deel Group"**)		
Customer:	Esports Entertainment Group Inc, an Incorporation with its principal offices located at 112 North Curry Street, Carson City, 89703, US.		
Effective Date	April 2nd, 2022	**Initial Term:**	1 Year
Signatures	**Deel Group** By: Alexandre Bouaziz	**Customer** By: Daniel Marks	

This Employer of Record Master Services Agreement, together with its exhibits (the **"Agreement"**), is entered into as of the Effective Date by and between Deel Group and Customer. For purposes of this Agreement, Deel Group and Customer will be referred to individually as a **"Party"** and together as the **"Parties."**

WHEREAS, Deel Group is engaged in the business of provides Customers with specialized service providers (i) identified and presented by the applicable Customer, and (ii) engaged by Deel Group for the provision thereto of certain human resource and other related services hereunder (**"Consultants"** and **"Deel Services"**, respectively); and

WHEREAS, Deel Group provides as part of the Deel Services a software-as-a-service solution that allows Customers to seamlessly manage relationships with local and international independent contractors, including, the receipt of services from Consultants (the **"Deel Platform"**); and

WHEREAS, Customer desires to obtain from Deel Group, and Deel Group desires to provide to Customer, the Deel Services and a license to access and use the Deel Platform, subject to the terms and conditions of this Agreement.

NOW, THEREFORE,, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. **Services.**

1.1. Customer and each Deel Group Member may, during the Term (as defined below), from time to time enter into one or more scope of work for the provision hereunder of the Deel Services, substantially in the form attached hereto as **Exhibit A** (each a **"Scope of Work"**).

1.2. Customer hereby retains Deel Group to provide the Deel Services in accordance with any applicable Scope of Work.

1.3. The Parties acknowledge and agree that during the term of the Agreement the Deel Services may be modified and/or expanded from time to time upon a Scope of Work executed by authorized representatives of the Parties expressly referencing this Agreement. In the event of any

inconsistency between the terms of any Scope of Work and the terms hereof, the terms of the applicable Scope of Work shall prevail to the extent of such inconsistency.

2. **Deel Platform.** Subject to the terms hereof, including, without limitation, payment of all applicable fees, during the Term, Deel Group hereby grants to Customer a non-exclusive, non-sublicensable, non-transferable license to access and use the Deel Platform solely for Customer's internal business purposes in connection with its receipt of the Deel Services hereunder, in accordance with the provisions of the Deel Platform Terms of Service, as may be in effect from time to time (the "Terms of Service"). In the event of any conflict between the terms hereof and the Terms of Service, the terms of this Agreement shall prevail.

3. **Fee; Payment.**

3.1. Platform Fee. In consideration for the provision of the Deel Services and the license granted to access and use the Deel Platform, Customer will pay on a monthly basis the Platform Fee specified in the applicable Scope of Work.

3.2. Setup Fee. Within five (5) days from the SOW Effective Date (as defined in the Scope of Work), Customer shall pay to Deel Group a one-time, non-refundable Setup Fee as specified in the applicable Scope of Work.

3.3. Consulting Fee. Customer shall pay to Deel Group a fee in the amount equal to the full amount Deel Group paid Consultant for Consultant's employment and services, including but not limited to, any additional remuneration for statutory leave, legal costs, severance or any other such payments incurred due the provision of the Deel Services, as may be further set forth in the Scope of Work (the **"Consulting Fee"**).

3.4. Fee Deposit. Within five (5) days from the SOW Effective Date, Customer shall pay Deel Group a deposit in the amount set forth in the applicable Scope of Work (the **"Fee Deposit"**). Deel Group shall return this Fee Deposit to Customer within sixty (60) days of having received full and final payment of all invoices relating to the applicable Scope of Work after its termination. Deel Group shall not be obliged to supply the Deel Services until it has received the Fee Deposit from Customer.

3.5. Additional Fees. In the event of a change to local laws or regulations that may generate additional expenses, external costs and charges incurred by Deel Group in the performance of its obligations under this Agreement, such expenses, costs and charges shall be reimbursed by Customer (the **"Additional Fees"**), unless the Parties expressly agreed otherwise beforehand in writing and provided that any such increase must be limited to the amount of the additional cost imposed upon Deel Group and that the Platform Fee will not be increased without mutual written agreement of the Parties. Relevant supporting documentation will be made available to Customer by Deel Group upon written request.

3.6. Reporting. Deel Group shall provide Customer with reports showing details of the cost of the Deel Services, including all applicable fees during the relevant period, in the manner set forth in the applicable Scope of Work.

3.7. Payment Terms. Customer shall pay the full amount invoiced to it by Deel Group in US currency in the manner set forth in the applicable Scope of Work or in the Deel Payments Page located at https://www.letsdeel.com/payments. All payments shall be made through the Deel Platform unless otherwise provided by Deel Group. In case of dispute of any invoice amount, Customer will pay all undisputed amounts in compliance with the payment terms agreed herein, and the Parties shall make their best efforts to resolve the dispute.

3.8. Late Payments. If Customer fails to make any payment due to Deel Group under this Agreement by the due date for payment, then, without limiting Deel Group's other remedies under this Agreement, Customer shall pay interest on the overdue amount at the rate of 0.15% per day. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. Customer shall pay the interest together with the overdue amount.

3.9. Fee Changes. In the event of a change to local laws or regulations that increases the cost to Deel Groups of its provision of the Deel Services, the Parties shall adapt the fees accordingly, provided that any such increase must be limited to the amount of the additional cost imposed upon Deel Group and that Deel Group's Platform Fee will not be increased without mutual written agreement of the Parties.

3.10. Taxes. All fees are exclusive of all state, local and other taxes, or other taxes or charges (other than income taxes payable by Deel Group) as may be directly applicable to the receipt or use of the Deel Services. Customer will pay all such charges or taxes within thirty (30) days of the applicable invoice date.

4. **Confidentiality.**

4.1. Confidential Information. The Parties acknowledge that by reason of their relationship hereunder, each Party may disclose or provide access to the other certain Confidential Information. **"Confidential Information"** shall mean (a) information concerning a Party's products, business and operations including, but not limited to, information relating to business plans, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, product specifications, trade secrets, procedures, distribution methods, inventories, marketing strategies and interests, algorithms, data, designs, drawings, work sheets, blueprints, concepts, samples, inventions, manufacturing processes, computer programs and systems and know-how or other intellectual property, of a Party and its affiliates that may be at any time furnished, communicated or delivered to a Party, whether in oral, tangible, electronic or other form; (b) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement; (c) information acquired during any tours of or while present at a Party's facilities; and (d) all other non-public information provided by a Party hereunder. All Confidential Information shall remain the exclusive property of the disclosing Party.

4.2. Use of Confidential Information; Standard of Care. The receiving Party shall maintain the disclosing Party's Confidential Information in strict confidence and disclose the Confidential Information only to its employees, subcontractors and representatives who (a) have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement; (b) have been informed of the confidential nature of the Confidential information furnished by the disclosing Party and the receiving Party's obligations with respect thereto; and (c) are under confidentiality obligations no less restrictive as this Agreement. Receiving Party shall use the same degree of care as it uses with respect to its own similar information, but no less than a reasonable degree of care, to protect the Confidential Information from any unauthorized use, disclosure, dissemination, or publication. Each Party shall only use the Confidential Information in furtherance of its performance of its obligations under this Agreement, and agrees not to use the other Party's Confidential Information for any other purpose or for the benefit of any third party.

4.3. Exceptions; Required Disclosures. Confidential Information does not include information that: (a) was lawfully in the receiving Party's possession before receipt from the disclosing Party, as established by competent evidence; (b) at or after the time of disclosure, becomes generally available to the public other than through any act or omission of the receiving Party; (c) is received by the receiving Party from a third party free to make such disclosure without, to the best of the receiving Party's knowledge, breach of any legal or contractual obligation; (d) is independently developed by the receiving Party without use of the Confidential Information, as demonstrated by competent evidence; or (e) is disclosed by receiving Party with the disclosing Party's prior written approval. If the receiving Party is confronted with legal action to disclose Confidential Information received under this Agreement, it shall, unless prohibited by applicable law, provide prompt written notice to the disclosing Party to allow the disclosing Party an opportunity to seek a protective order or other relief it deems appropriate, and the receiving Party shall reasonably assist the disclosing Party in such efforts. If disclosure is nonetheless required, the receiving Party shall limit its disclosure to only that portion of the Confidential Information which it is advised by its legal counsel must be disclosed.

4.4. Unauthorized Use or Disclosure of Confidential Information; Equitable Relief.In the event the receiving Party discovers that any Confidential Information has been used, disseminated or accessed in violation of this Agreement, it will immediately notify the disclosing Party; take all commercially reasonable actions available to minimize the impact of the use, dissemination or publication; and take any and all necessary steps to prevent any further breach of this Agreement. The receiving Party agrees and acknowledges that any breach or threatened breach regarding the treatment of the Confidential Information may result in irreparable harm to the disclosing Party for which there may be no adequate remedy at law. In such event the disclosing Party shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of

this Agreement, in addition to all other remedies available in law or at equity.

4.5. Return of Confidential Information; Survival. The receiving Party shall promptly return or, at the disclosing Party's option, certify destruction of all copies of Confidential Information at any time upon request or within thirty (30) days following the expiration or earlier termination of this Agreement. Notwithstanding any expiration or termination of this Agreement, the receiving Party's obligations to protect the Confidential Information pursuant to this Section will survive for two (2) years after the expiration or earlier termination of this Agreement.

5. **Intellectual Property.** The Parties hereto acknowledge and agree that, to the extent permitted by applicable law, Deel Group shall assign all Intellectual Property Rights (as defined below) such that Customer shall be the sole and exclusive owner of all right, title and interest in and to any and all materials and other deliverables provided or created by the Consultant in the provision of the Deel Services to Customer hereunder ("Customer Developments"). Deel Group shall ensure that Consultant, as part of its engagement by Deel Group and its provision of the Deel Services for Customer, shall execute, in accordance with the local laws and regulations where it performs the Deel Services, an invention assignment agreement in favor of Deel Group in connection with the Customer Developments. Subject to the terms and conditions hereof, Deel Group shall assign all right, title and interest in any Customer Developments, including all Intellectual Property Rights therein, to Customer. Except as otherwise specifically stated herein with respect to the assignment of Customer Developments, Deel Group does not assign and expressly retains all Intellectual Property Rights in all other Deel Group materials, including the Deel Platform.

"Intellectual Property Rights" means all copyright rights, patent rights, trademark rights, trade secret rights, mask work rights, moral rights, rights of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all applications therefor and registrations, renewals, continuations, continuations in part and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

6. **Responsibilities and Obligations of Deel Group.**

6.1. Deel Group will engage the Consultant as employee(s) in accordance with the Scope of Work and assign the Consultant to perform the services requested by the Customer in the Scope of Work.

6.2. Deel Group will: (i) handle Consultant's background check; (ii) pay Consultant's wages and provide other benefits as Deel Group deems appropriate; (ii) pay, withhold and transmit payroll taxes to the Consultant in an amount no less than required by applicable law.

6.3. Deel Group will be responsible for handling the employment of the Consultant, including, without limitation, (i) the payment of all salaries and wages thereto, in full accordance with all applicable laws, rules and regulations; (ii) handling unemployment claims involving Consultant; (iii) ensure Consultants are legally authorized to work within the jurisdiction in

which the Deel Services will be provided; (iv) if applicable, providing health coverage to Consultant under the Affordable Care Act's (ACA) employer mandate and its implementing regulations, and will provide the necessary coverage to Customer. Deel Group represents and warrants that it will comply with all applicable laws, including the ACA, in doing so.

6.4. Deel Group will maintain at its own expense all insurance coverage required by law as well as employer liability insurance, in connection with the provision of the Deel Services hereunder. Upon Customer's request, Deel Group shall deliver certificates of insurance to Customer.

6.5. Deel Group will require Consultant to comply with Customer's policies and guidelines as documented (provided such policies and guidelines are compliant with applicable law and the internal policies of Deel Group).

6.6. The Consultant assigned to Customer under this Agreement shall remain an employee of Deel Group for the duration of time Consultant provides services to Customer pursuant to any Scope of Work. For the avoidance of doubt, the Consultant shall not be entitled to participate in any of Customer's employee benefit plans.

7. **Responsibilities and Obligations of Customer.**

7.1. Customer acknowledges that irrespective of Customer's recruitment and introduction of Consultant, Deel Group shall serve as Consultant's employer and all employment-related matters will be managed and handled by Deel Group. Notwithstanding the foregoing, Customer shall be solely responsible for (i) the day-to-day supervision of the Consultant, (ii) maintaining a safe work environment at all times, (iii) maintaining all requisite business licenses (including professional licenses), and (iv) compliance with all applicable laws, rules and regulations in connection with its receipt of the Deel Services hereunder from the applicable Consultant

7.2. Customer shall comply with (i) the Deel Group human resources and other such related policies as may be provided to Customer from time to time and (ii) any reasonable or necessary human resource directive of Deel Group, when necessary for compliance with applicable laws, as determined in Deel Group's sole discretion.

7.3. Customer shall inform Deel Group sufficiently in advance and in writing of any changes regarding any Scope of Work or more generally, any changes impacting Consultant's service (including without limitation any employment-related legal claim, injury, or incident relating to the Consultant or the workplace), such that Deel Group may reasonably inform and notify Consultant, any applicable authority or any other relevant third party in advance, respecting any notice periods required by law, agreement or best practice or any matters which may confer to the Customer a right to terminate this Agreement, or as otherwise required to comply with applicable law.

7.4. Customer acknowledges that when providing services under and pursuant to a Scope of Work, the Consultant's engagement will be governed by the laws and regulations of the Jurisdiction of Employment

stated in the Scope of Work, without prejudice to Consultant's rights and Deel Group's obligations under the laws and regulations of the jurisdiction where the services of Consultant are actually rendered.

7.5. Customer agrees to pay promptly all fees and costs invoiced by Deel Group. Customer shall not make any payments relating to the Agreement directly to the Consultant.

7.6. Customer shall be liable for any additional costs and losses arising from Customer's failure to comply with the obligations described above in this clause.

8. **Indemnification.**

8.1. Customer Indemnification. Customer will indemnify, defend and hold harmless Deel Group, its affiliates, officers, directors, employees, agents and other representatives (collectively, **"Deel Indemnitee"**) from and against any judgments, losses, damages, liabilities, costs or expenses (including, but not limited to, attorneys' fees and legal expenses) Deel Indemnitee may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party arising from or relating to (a) any breach of this Agreement by Customer or any of its's obligations or representations and warranties hereunder; (b) any act or omission by Customer, its employees, affiliates, agents and/or independent contractors in connection with Customer's receipt of the Deel Services, including, without limitation, the engagement of the Consultant by Deel Group in connection therewith; or (c) Customer's use, attempted use or misuse of the Deel Services and/or Deel Platform.

8.2. Indemnification for Prior Engagement. Customer shall indemnify and hold harmless Deel Indemnitee against any legally enforceable claim made by the Consultant relating to or arising from any engagement undertaken directly or indirectly by Consultant with or for Customer prior to the beginning of Consultant's engagement with Deel Group. Should any such prior engagement exist, Customer shall reimburse Deel Group in accordance with the payment terms of this Agreement any and all applicable fees hereunder. Such costs and fees may include, without limitation, additional remuneration, accrued statutory leave, seniority benefits, termination indemnity, rights and obligations gained as a result of deemed employment, and loss of earnings or status, whether perceived or actual, of Consultant as well as any employer's costs, contributions, taxes or similar relating to arising from the foregoing. For the avoidance of doubt, engagement shall mean engagement in any form including but not limited to as an employee, or an independent sub-contractor whether directly or via one or more third parties.

8.3. Permanent Local Establishment. Customer acknowledges and agrees that any permanent local establishment risk or liability affecting Customer in the country or state where the Deel Services are being provided by the Consultant under this Agreement shall be exclusively the Customer's responsibility. Customer shall indemnify and hold Deel Indemnitee harmless against any such risk or liability.

8.4. Deel Group Indemnification.Deel Group will indemnify, defend and hold harmless Customer from and against any judgments, losses, damages, liabilities, costs or expenses (including, but not limited to, attorneys' fees and legal expenses) Customer may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party arising from or relating to (a) any breach of this Agreement by Deel Group or any of its obligations or representations and warranties hereunder; (b) any misrepresentation, negligence or willful misconduct by Deel Group in connection with the performance of the Deel Services hereunder; and (c) any claim that the Deel Platform infringes any intellectual property or other rights of a third party, provided however, that Deel Group shall have no responsibility or liability for any claim to the extent resulting from or arising out of (i) the use of the Deel Platform not in compliance with this Agreement, the Terms of Service or applicable law; (ii) the combination of the Deel Platform with any services not provided by and/or pre-approved in writing by Deel Group; (iii) the modification of the Deel Platform by any party other than Deel Group; or (iii) the use of any version of the Deel Platform that is not the most up-to-date version.

8.5. Procedure. Either party claiming indemnification under this Section 8 ("**Indemnitee**") shall: (i) provide the other party ("**Indemnifying Party**") with written notice of a claim promptly upon becoming aware thereof, (ii) allow Indemnifying Party to control the defense and settlement of the claim, provided that no settlement may be entered into without the consent of Indemnitee if such settlement would impose any liability or responsibility on the Indemnitee; and (iii) reasonably cooperate with Indemnifying Party, at Indemnifying Party's expense, in the defense and settlement of the claim. Notwithstanding the foregoing, the Indemnitee may be represented in any such suit by counsel of its own choosing, at its own expense.

9. **Non-Competition.** Deel Group agrees not to enter into another contract with another customer, whose products or services compete with or are substantially to those offered by Customer, to provide it with the services of the same Consultant providing Customer with any Deel Services hereunder (**"Customer-Assigned Consultant"**) for a period of six (6) month after the expiration or termination of the applicable Scope of Work in respect of such Customer-Assigned Consultant unless authorized by the Customer or upon request by another customer in good faith and without solicitation by Deel Group.

10. **Representations and Warranties** Each party represents and warrants that:

10.1. Power and Authority; Execution and Delivery. It has the power and authority, and the legal right, to execute and deliver this Agreement and to perform its obligations hereunder.

10.2. No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required in order for it to execute, deliver, or perform any of its obligations under this Agreement.

10.3. No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not

violate any applicable law or constitute a default under any agreement or contract by which such party may be bound.

10.4. Enforceability.This Agreement represents a valid, legal and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

11. **Limitation of Liability; Limitation of Warranty**

11.1. EXCEPT FOR CUSTOMER'S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8 AND EITHER PARTY'S CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 4, AND A PARTY'S GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES OF ANY SORT, INCLUDING, WITHOUT LIMITATION, (A) ANY DAMAGES FOR LOST PROFITS, OR (B) ANY DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF DATA. NEITHER PARTY'S TOTAL LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL EXCEED THE TOTAL OF FEES PAID ACCORDING TO THIS AGREEMENT.

11.2. DEEL GROUP DOES NOT WARRANT OR GUARANTEE, AND IS NOT RESPONSIBLE FOR ANY WORK PERFORMED OR SERVICES PROVIDED BY CONSULTANT. DEEL GROUP DOES NOT WARRANT THE DEEL PLATFORM AND DOES NOT GUARANTEE THAT IT WILL BE UNINTERRUPTED OR THAT ITS OPERATION WILL BE ERROR-FREE. IT IS UNDERSTOOD AND AGREED THAT WHILE DEEL GROUP SHALL TAKE REASONABLE CARE AND USE COMMERCIALLY REASONABLE EFFORTS IN ARRANGING AND PROVISIONING OF THE DEEL PLATFORM AND DEEL SERVICES, DEEL GROUP SHALL NOT BE LIABLE FOR THE TIMELY PROVISIONING OF ORDERS FOR CUSTOMER OR FOR ANY ACT OF COMMISSION OR OMISSION IN CONNECTION WITH THIS AGREEMENT OVER WHICH DEEL GROUP HAS NO CONTROL.

11.3. EXCEPT AS SET OUT IN THIS AGREEMENT, DEEL GROUP DOES NOT MAKE ANY OTHER WARRANTIES OR REPRESENTATIONS RELATING TO THE DEEL PLATFORM OR DEEL SERVICES, INCLUDING, WITHOUT LIMITATION, THE NATURE, QUALITY AND BACKGROUND OF THE CONSULTANT, OR ANY LEGAL IMPEDIMENT RELATING TO THE ENGAGEMENT OF THE CONSULTANT BY DEEL GROUP IN CONNECTION WITH THE DEEL SERVICES. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED ARE EXPRESSLY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE

12. **Dispute Resolution.**

12.1. If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

12.2. If the Parties have not been successful in resolving through mediation as set forth in 12.1, then the Parties shall attempt to resolve the dispute through binding arbitration by a sole arbitrator selected by the Parties in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time, in San Francisco, California. Any award shall be final and binding and judgment thereon may be entered in any court of competent jurisdiction.

12.3. Each Party shall bear its own expenses and an equal share of the expenses of the mediator or arbitrator and the fees of the AAA. The Parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of the dispute resolution process in confidence. Subject to other provisions of this Agreement, if a dispute is not resolved by arbitration, the Parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of arbitration. Nothing in this paragraph will be construed to preclude either Party from seeking injunctive relief in order to protect its rights pending an outcome in arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

13. **Term; Termination.**

13.1. Term. This Agreement shall take effect on the Effective Date and shall remain in effect for the Initial Term set forth above unless terminated as permitted herein. Thereafter, this Agreement shall automatically renew for successive one (1) year terms (each a **"Renewal Term"**) unless and until terminated as permitted herein. The Initial Term and any Renewal Term(s) shall collectively be the "Term." The term of each Scope of Work shall commence as of the SOW Effective Date and remain in effect for the period specified therein, unless and until terminated as permitted herein. Upon termination or expiration of this Agreement, Customer will cease all use of the Deel Platform.

13.2. Termination.

13.2.1. Either Party may terminate this Agreement by giving not less than thirty (30) days prior written notice to the other Party or as provided for below. In the event of termination, this Agreement will continue to govern the Parties' rights and obligations with respect to services performed prior to termination and any rights and obligations which survive the termination of the Agreement.

13.2.2. In the event of termination of this Agreement pursuant to 13.2.1 above, the services being provided by Consultant under and pursuant to any Scope of Work will continue to be performed and

payment in respect of them to be due in accordance with the termination provisions contained in such Scope of Work or until the expiration of the term of such Scope of Work.

13.2.3. Notwithstanding Section 13.2.2, Customer may request of Deel Group to terminate the services being provided by Consultant under and pursuant to any Scope of Work provided that Customer has and will comply with the obligations imposed on it under Section 7. Deel Group will take all reasonable steps necessary to allow the termination to be effective at the earliest possible date without being in breach of any relevant laws, regulations or agreements and in respect with the relevant applicable law to limit exposure to potential lawsuit and related risk. On such effective termination date, Customer shall have no liability to make any further payment to Deel Group other than in respect of amounts accrued, due or relating to any period prior to such effective termination date and any statutory requirements or regulations including, but not limited to, pay-in-lieu of notice or vacation, termination indemnity and their related direct or indirect costs and fees.

13.2.4. Deel Group is entitled to terminate this Agreement or any Scope of Work with immediate effect upon the happening of any of the following occurrences:

13.2.4.1. if, having failed to pay one or more invoices by the due date and having been served notice by Deel Group to do so within eight (8) days, Customer has failed to pay all the amounts due, together with interest, within eight (8) days of receiving such notice; or

13.2.4.2. if Customer is in breach of a material term of this Agreement, including in particular any of the obligations contained in Section 7, and having been served notice by Deel Group to remedy any such breach, the Customer fails to do so within eight (8) days of receiving such notice.

13.2.5. In the event of such termination of this Agreement pursuant to Section 13.2.4 above and without waiver of its rights to claim damages or an indemnity for any losses suffered by it, Deel Group may immediately terminate the services being provided by Consultant under and pursuant to any Scope of Work or elect to have the Deel Services provided under and pursuant to it to continue to be performed until the date provided for in such Scope of Work.

13.2.6. Customer may terminate this Agreement if Deel Group is in breach of a material term of this Agreement, including in particular any of the obligations contained in Section 6 and having been served notice by Customer to remedy any such breach, Deel Group fails to do so within thirty (30) days of receiving such notice. In such case, Customer may terminate the services being provided by Consultant under and pursuant to any Scope of Work, provided that it has complied and will comply with the obligations contained

in Section 7 above or elect to have the services provided under and pursuant to it to continue to be performed until the date provided for in such Scope of Work.

13.2.7. A Party has the right to immediately terminate this Agreement in the event that the other Party (a) defaults in the performance of any of its material duties or obligations under this Agreement and the default is not cured within fourteen (14) days after written notice is given to the defaulting Party specifying the default; or (b) becomes insolvent, makes a general assignment for the benefit of creditors, is subject to or permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under the Federal Bankruptcy Code or any other federal, state or foreign statute relating to insolvency or protection of creditors, and the proceeding is not discharged within ninety (90) days after filing.

13.2.8. Customer acknowledges that Deel Group reserves the right to terminate this Agreement or any Scope of Work in circumstances whereby the Deel Services and/or Deel Platform may be used other than as intended as reasonably determined by Deel Group, or whereby Customer's usage adversely affect or interfere with the operation of the product or service, or the use of the product or service by others.

13.2.9. Notwithstanding the foregoing, either party may terminate any Scope of Work in accordance with the applicable terms and conditions set forth therein.

13.3. Survival. The termination or expiration of this Agreement will not discharge or relieve either Party of any obligations that are intended to survive the termination of this Agreement, including but not limited to Sections 4, 5, 8 and 9 through 14.

14. **General.**

14.1. Relationship. The Parties are and will remain independent contractors. Nothing herein will be deemed to establish a partnership, joint venture or agency relationship between the Parties. Neither Party will have the right to obligate or bind the other Party in any manner to any third party. Without limiting the foregoing, neither party shall make any representations or warranties to third parties on behalf of the other Party hereto. The Parties agree to deal with each other fairly and in good faith and to perform all acts reasonably required to carry out the intent of this Agreement.

14.2. Assignment. Customer will not assign its rights and duties under this Agreement to another (including an affiliate) without the prior written consent of Deel Group. Any purported assignment in violation of this Section 14.2 will be void and of no effect. No assignment will relieve Customer of its previously accrued obligations under this Agreement. This Agreement will be binding upon and inure to Customer's permitted successors and assigns.

14.3. Notices. Any notice required or desired to be given to a Party will be given in writing and addressed to such Party at its principal places of business, or to such other address as the Party may hereafter designate in writing, and will be sufficiently given by actual delivery thereof to the Party, or by electronic mail or registered mail, postage prepaid, return receipt requested, addressed to the Party as aforesaid, and the date of delivery, mailing or electronic mail will be the date of the giving of such notice. This clause does not apply to the service of any proceedings or any documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.4. Compliance with Laws. Each Party will comply with the applicable state, federal and local laws, executive orders and regulations in the performance of its obligations under this Agreement, including but not limited to export control laws and regulations. Each Party certifies that it has full capacity to enter into and perform its obligations under this Agreement. Each Party certifies that there are no actions, suits or proceedings or regulatory investigations pending or affecting that might affect its ability to meet and carry out its obligations under this Agreement. Both Parties acknowledge that they comply with all health and safety, security (including information security policies), privacy, and other policies, procedures and requirements for all settings where Deel Group shall provide Deel Services under this Agreement.

14.5. Construction.The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference only and do not purport to and will not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. Where the context so admits, words and expressions appearing in the singular in this Agreement may be interpreted in the plural, and vice versa. Words having well known technical or trade meanings shall be so construed.

14.6. Entire Agreement; Modification. This Agreement, including its attached Exhibits, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings between them, whether written or oral, between them relating to the subject matter of this Agreement. No modification to, amendment of or other change in this Agreement will be binding on either Party unless it is in writing and signed by authorized representatives of both Parties..

14.7. Waiver. No waiver of any provision of this Agreement will be effective unless made in writing and signed by the waiving Party, nor will any such waiver, if made, constitute a waiver of any subsequent breach of the same or of any other provision of this Agreement. The failure of either Party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other Party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other Party.

14.8. Force Majeure. Neither party shall have no liability, including as set forth in this Section, for non-performance or interruption of the Deel Services (including delays on the part of Deel Group in making deliveries hereunder), due to a Force Majeure even that occurs beyond Deel Group's

control. 'Force Majeure Event' means any act beyond a party's reasonable control, including without limitation any of the following: (i) flood, fire, earthquake, or explosion; (ii) epidemic, pandemic, or other health emergency, (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (iv) government order or law; (v) actions, embargoes, or blockades in effect on or after the date of this Agreement; and (vi) action by any governmental authority. Unless the performance by Deel Group of its obligations under this Agreement is delayed by the occurrence of an Event of Force Majeure for a period of more than one (1) year (and such delay is excused under the foregoing provisions), no Event of Force Majeure shall excuse permanent nonperformance, but shall excuse only delays in performance and only to the extent that such delays are directly attributable to such cause. Should any Event of Force Majeure delay performance for a period of more than one (1) year, either Party may terminate and rescind this Agreement upon notice to the other Party.

14.9. Non-Exclusivity. This Agreement is nonexclusive and nothing contained herein shall prevent either Party from undertaking similar activities or entering into similar agreements for similar purposes with third parties.

14.10. Governing Law. This Agreement will be construed in accordance with and governed by the substantive laws of the State of California. The Parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

14.11. Relationship Between Parties. Relationship between Customer and Deel Group shall be that of an independent contractor, and nothing in this Agreement is intended to nor shall be constructed as creating a partnership, joint venture, agency, or employment relationship.

14.12. Publicity. Except as set forth herein, without the other Party's prior written consent in each instance, neither Party will (a) make any other public statements or issue any press releases regarding this Agreement or the relationship between the Parties; (b) disclose or publish the terms and conditions of this Agreement; or (c) use the other Party's name, logo or trademarks.

14.13. Severability. If any provision of this Agreement is held invalid or unenforceable under any applicable law, such invalidity or unenforceability will not affect any other provision of this Agreement that can be given effect without the invalid or unenforceable provision, and this Agreement will be construed as if said invalid or unenforceable provision had not been contained herein.

14.14. Remedies Cumulative. The rights and remedies of the Parties under this Agreement will be cumulative and in addition to all other rights and remedies available at law and in equity.

14.15. Counterparts; Electronic Signatures.This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument. An electronic signature or a scan of an original signature or digitally signed

version transmitted to the other Party is effective as if the original was sent to the other Party.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

DEEL GROUP MEMBER	**CUSTOMER**
DEEL INC.	Esports Entertainment Group Inc
By: *Alexandre Bouaziz*	By: *Daniel Marks*
Name: Alexandre Bouaziz	Name: Daniel Marks
Title: CEO and co-founder	Title: CFO
Date: February 2nd, 2022	Date: February 3rd, 2022